                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)



                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                (Name of Issuer)



                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)


                                   162809-10-7
                                 (CUSIP Number)



                                Andrew F. Puzder
                  Executive Vice President and General Counsel
                              CKE Restaurants, Inc.
                           1200 North Harbor Boulevard
                            Anaheim, California 92801
                            Telephone: (714) 774-5796
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                 August 6, 1997
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

Check the following box if a fee is being paid with this statement [ ]

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                         PAGE 2 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         CKE Restaurants, Inc.            IRS No. 33-0602639
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          20,105,313(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            20,105,313(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      20,105,313(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              26.0%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              CO
--------------------------------------------------------------------------------
(1) Represents 12,754,885 shares of Common Stock and warrants to purchase 7,350,428 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   2 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                         PAGE 3 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Fidelity National Financial, Inc.            IRS No. 86-0498599
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          3,015,877(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            3,015,877(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,015,877(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              4.2%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              CO
--------------------------------------------------------------------------------
(1) Represents 907,615 shares of Common Stock and warrants to purchase 2,108,262 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   3 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                         PAGE 4 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         William P. Foley, II            S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          1,308,454(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            1,308,454(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,308,454(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              1.8%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------
(1)   Represents 453,754 shares of Common Stock and warrants to purchase
      854,700 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   4 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 5 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Carl Leo Karcher            S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          796,677(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            796,677(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      796,677(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             1.1%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------
(1)   Represents 226,877 shares of Common Stock and warrants to purchase
      569,800 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   5 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 6 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Stephen C. Mahood             S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          233,157(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            233,157(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      233,157(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.3%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------
(1)   Represents 90,707 shares of Common Stock and warrants to purchase
      142,450 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   6 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                         PAGE 7 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        William A. Imparato           S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          283,857(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            283,857(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      283,857(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.4%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------
(1)   Represents 226,877 shares of Common Stock and warrants to purchase
      56,980 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   7 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 8 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        C. Thomas Thompson                   S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          73,843(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            73,843(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      73,843(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------
(1)   Represents 45,353 shares of Common Stock and warrants to purchase
      28,490 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   8 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                         PAGE 9 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Andrew F. Puzder                            S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          73,843(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            73,843(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      73,843(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------
(1)   Represents 45,353 shares of Common Stock and warrants to purchase
      28,490 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   9 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 10 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Carl A. Strunk             S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          92,843(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            92,843(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      92,843(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
             IN
--------------------------------------------------------------------------------
(1)   Represents 64,353 shares of Common Stock and warrants to purchase
      28,490 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   10 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 11 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Frank P. Willey                    S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          369,327(1)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            369,327(1)
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,327(1)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.5%(2)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------
(1)   Represents 226,877 shares of Common Stock and warrants to purchase
      142,450 shares of Common Stock.

(2) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   11 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 12 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Patrick F. Stone                     S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          45,353
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            45,353
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      45,353
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   12 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 13 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Daniel D. Lane                      S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          181,522
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            181,522
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      181,522
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.3%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   13 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 14 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Danny Lane                     S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          45,353
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            45,353
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      45,353
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   14 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 15 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Cary H. Thompson                     S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          45,353
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            45,353
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      45,353
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   15 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 16 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Carl N. Karcher                     S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          90,707
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            90,707
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      90,707
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   16 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 17 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      C. Howard Lester                      S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          272,230
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            272,230
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      272,230
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.4%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   17 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 18 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Byron E. Allumbaugh                     S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          90,707
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            90,707
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      90,707
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   18 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 19 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ernie Smith                      S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          45,353
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            45,353
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      45,353
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   19 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 20 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Ronald R. Maudsley                      S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          45,353
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            45,353
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      45,353
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   20 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 21 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Paul D. DeFalco                    S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          45,353
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            45,353
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      45,353
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   21 of 26 Pages

                                  SCHEDULE 13D


CUSIP No. 162809 10 7                                        PAGE 22 OF 26 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Glen W. Cochran                      S.S. No. ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          45,353
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            45,353
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      45,353
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.1%(1)
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

(1) Based upon 69,919,903 shares of Common Stock outstanding, which represents the sum of (a) 60,537,489 shares of Common Stock outstanding as of July 16, 1997, as reported by the issuer in its Amendment No. 1 to Form S-4 (Reg. No. 333-3800), filed with the Commission on August 12, 1997, and (b) 9,382,414 shares of Common Stock issued upon conversion of Preferred Stock on August 6, 1997.


                                   22 of 26 Pages

        This Amendment No. 2 (the "Amendment") amends the Statement on Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on January 24, 1997, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on March 5, 1997 (as amended, the "Statement"), relates to the common stock, par value $0.001 per share (the "Common Stock"), of Checkers Drive-In Restaurants, Inc., a Delaware corporation (the "Company"), and is filed by the Reporting Lenders and Reporting Buyers identified therein pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended. The principal executive offices of the Company are located at 600 Cleveland Street, Eighth Floor, Clearwater, Florida 34615.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        Item 3 of the Statement is hereby amended to add the following information:

        The Company's stockholders, at a meeting held on August 6, 1997, approved the conversion of the Company's Series A Preferred Stock into Common Stock of the Company in accordance with the terms of the Certificate of Designation of Series A Preferred Stock of the Company. As a result of such approval, each of the shares of Series A Preferred Stock of the Company previously owned by the Reporting Lenders and Reporting Buyers was converted into 106.96 shares of Common Stock of the Company on August 6, 1997 (with fractional shares converted into the right to receive cash).

        No other funds or other consideration were paid by the Reporting Lenders or Reporting Buyers for the acquisition of such shares of Common Stock resulting from the conversion of the shares of Series A Preferred Stock.


                                 23 of 26 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of our knowledge and belief, the undersigned hereby certify that the information set forth in this Statement is true, complete and correct.



Date: August 22, 1997                CKE RESTAURANTS, INC.


                                     By:  /s/ CARL A. STRUNK
                                        ---------------------------------------
                                     Name:  Carl A. Strunk
                                     Title: Executive Vice President and
                                            Chief Financial Officer


                                     FIDELITY NATIONAL FINANCIAL, INC.



                                     By:  /s/ ANDREW F. PUZDER
                                        ---------------------------------------
                                     Name:   Andrew F. Puzder
                                     Title:  Executive Vice President and
                                             General Counsel


                                     /s/  WILLIAM P. FOLEY, II*
                                     -------------------------------------------
                                     William P. Foley, II



                                     /s/  CARL LEO KARCHER*
                                     -------------------------------------------
                                     Carl Leo Karcher



                                     /s/  STEPHEN C. MAHOOD*
                                     -------------------------------------------
                                     Stephen C. Mahood



                                     /s/  WILLIAM A. IMPARATO*
                                     -------------------------------------------
                                     William A. Imparato


                                 24 of 26 Pages

                                     /s/  C. THOMAS THOMPSON*
                                     -------------------------------------------
                                     C. Thomas Thompson



                                     /s/  ANDREW F. PUZDER*
                                     -------------------------------------------
                                     Andrew F. Puzder



                                     /s/  CARL A. STRUNK*
                                     -------------------------------------------
                                     Carl A. Strunk



                                     /s/  FRANK P. WILLEY*
                                     -------------------------------------------
                                     Frank P. Willey



                                     /s/  PATRICK F. STONE*
                                     -------------------------------------------
                                     Patrick F. Stone



                                     /s/  DANIEL D. LANE*
                                     -------------------------------------------
                                     Daniel D. Lane



                                     /s/  DANNY LANE*
                                     -------------------------------------------
                                     Danny Lane



                                     /s/  CARY H. THOMPSON*
                                     -------------------------------------------
                                     Cary H. Thompson



                                     /s/  CARL N. KARCHER*
                                     -------------------------------------------
                                     Carl N. Karcher


                                 25 of 26 Pages

                                     /s/  C. HOWARD LESTER*
                                     -------------------------------------------
                                     C. Howard Lester



                                     /s/  BYRON E. ALLUMBAUGH
                                     -------------------------------------------
                                     Byron E. Allumbaugh



                                     /s/  ERNIE SMITH
                                     -------------------------------------------
                                     Ernie Smith



                                     /s/  RONALD R. MAUDSLEY
                                     -------------------------------------------
                                     Ronald R. Maudsley



                                     /s/  PAUL D. DeFALCO
                                     -------------------------------------------
                                     Paul D. DeFalco



                                     /s/  GLEN W. COCHRAN
                                     -------------------------------------------
                                     Glen W. Cochran



                                   * By:  /s/ M'LISS JONES KANE
                                        ---------------------------------------
                                     Name:   M'Liss Jones Kane
                                     Title:  Attorney in Fact



                                 26 of 26 Pages